Exhibit (d)(1)(b)

Addendum to Investment Management Agreement

Dated June 9, 2015

Between

Forward Funds

and

Forward Management, LLC

THIS ADDENDUM is made as of May 1, 2017, by and between Forward Management, LLC (“Forward Management”), and Forward Funds (the “Trust”).

WHEREAS, Forward Management and the Trust have entered into an Investment Management Agreement (the “Agreement”) dated June 9, 2015; and

WHEREAS, the Board of Trustees (the “Board”) of the Trust approved on May 24, 2016 the name change of the Salient Tactical Muni Strategy Fund to the Salient Tactical Muni & Credit Fund, effective June 1, 2016; and

WHEREAS, the Board approved on October 18, 2016 the liquidations of the Salient Commodity Long/Short Strategy Fund, the Salient EM Corporate Debt Fund, Salient EM Dividend Signal Fund, Salient Frontier Strategy Fund, Salient High Yield Bond Fund and Salient Investment Grade Fund; and

WHEREAS, the Trust and Forward Management wish to modify Exhibit A of the Agreement to reflect the foregoing;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Exhibit A. Exhibit A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

Forward Management, LLC		Forward Funds

By:	/s/ Robert S. Naka	By:	/s/ Robert S. Naka
Name:	Robert S. Naka	Name:	Robert S. Naka
Title:	Chief Operating Officer	Title:	Vice President

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee

Salient Adaptive Balanced Fund	0.10%

Salient Adaptive Income Fund	0.10%

Salient Adaptive US Equity Fund	0.50%

Salient EM Infrastructure Fund	0.90%

Salient International Dividend Signal Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion

Salient International Real Estate Fund	1.00%

Salient International Small Cap Fund	1.00% up to and including $500 million 0.975% over $500 million up to and including $1 billion 0.95% over $1 billion

Salient Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million

Salient Select Income Fund	1.00%

Salient Select Opportunity Fund	1.00%

Salient Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion

Salient Tactical Muni & Credit Fund	1.00%

Salient Tactical Real Estate Fund	1.00%

Salient US Dividend Signal Fund	0.80%

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